Exhibit 10.55

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter referred to as the “Agreement”) is made and entered into by and between Martin Galvan (as used herein, “Executive” includes Martin Galvan and his legal representatives, agents, heirs, executors, administrators, successors and assigns), and Lannett Company, Inc., its divisions, parents, subsidiaries, affiliates or related companies, its and their past, present and future officers, directors, shareholders, trustees, insurers, attorneys, legal representatives, employees and agents and all of its and their respective heirs, executors, administrators, successors and assigns and benefit plans (hereinafter, “Company”), for the following purpose and with reference to the following facts:

WHEREAS, Executive is employed by Company as its Vice President of Finance and Chief Financial Officer (“CFO”);

WHEREAS, the parties entered into an Amended and Restated Employment Agreement, on December 31, 2012 (the “Employment Agreement”);

WHEREAS, Executive has expressed an interest in retiring effective June 30, 2019;

WHEREAS, the Company has asked Executive to continue his employment through the completion of the fiscal year and audit, and the filing of the Company’s Form 10K and leave his employment on August 30, 2019;

WHEREAS, as set forth in Section 8(b)(iv) of the Employment Agreement, the Company has the right to terminate Executive without Cause(1) by giving prior written notice to Executive.

WHEREAS, in consideration of Executive’s agreement to continue his employment through August 30, 2019, the Company has agreed to treat Executive’s separation from service

(1)  Initial capitalized terms shall have the same meaning as set forth in the Employment Agreement.

as a termination without Cause effective on August 30, 2019 and, in addition to providing certain severance benefits provided in Executive’s Employment Agreement, provide certain additional benefits as set forth herein;

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, and intending to be legally bound hereby, the undersigned agree as follows:

1.                                      Effective Date of Agreement:  This Agreement shall only become effective and enforceable once it is signed by both parties hereto; and Executive does not revoke the Agreement within the seven-day revocation period set forth in Paragraph 5(f) below (the “Effective Date”).  Notwithstanding the above, Executive shall not be entitled to the benefits provided in paragraph 3 below unless and until he signs a supplemental release in a form set forth in paragraphs 4 and 5 below on or after August 30, 2019 and Executive does not revoke the supplemental release within the seven-day revocation period set forth in Paragraph 5(f) below.

2.                                      Termination Date:  Executive’s separation from Company shall be effective August 30, 2019 (the “Termination Date”).

3.                                      Separation Pay and Benefits:  In addition to the benefits set forth in paragraph 9(a) of the Employment Agreement, Company hereby extends the following payments and benefits to Executive in exchange for Executive’s execution of the Releases set forth in Paragraphs 4 and 5 below.  The parties agree that Executive must execute this Agreement as well as a supplemental release on or after August 30, 2019, and prior to receiving the payments and benefits set forth in Paragraphs 3(a) through 3(h) below (which payments and benefits shall be paid and/or provided, as applicable, only once the seven-day revocation period following

Executive’s execution of the supplemental release has expired, within the timeframes set forth below):

(a)                                 Lannett shall pay Executive a gross payment of Six Hundred and Twenty Two Thousand Five Hundred Dollars and Zero Cents ($622,500.00) (the “Severance Payment”), which is equivalent to eighteen (18) months of his final annual base salary (i.e. $415,000.00), net of applicable payroll deductions.  Pursuant to Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and pursuant to the Employment Agreement, the Severance Payment shall be paid in equal monthly installments over a twelve (12) month period commencing on the ninetieth (90th) day following the Termination Date—i.e. on November 28, 2019 —with the installments otherwise due on or before February 28, 2020 to be paid on February 28, 2020, and all remaining installments to be paid in equal monthly amounts on or prior to October 28, 2020.  Executive understands that Form(s) W-2 will be issued to him for the Severance Payment received under this Paragraph 3(a) subject to applicable withholding;

(b)                                 Should Executive elect continuation coverage for medical, dental and/or vision coverage, as applicable, for Executive and his family, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Company shall fund any premiums for COBRA coverage for the eighteen (18) month period following the Termination Date;

(c)                                  All outstanding Company stock options and restricted stock awards awarded to Executive (including TSRs) prior to the Termination Date will be one hundred percent (100%) vested as of the Termination Date;

(d)                                 With regard to incentive stock options, Executive shall have the right to exercise any outstanding options within a 90 day period after the Termination Date;

(e)                                  With regard to nonqualified stock options, Executive shall have the right to exercise such options until a period of one year following the Termination Date.

(f)                                   Company agrees to pay Executive an annual cash bonus (the “Bonus Payment”) for the then-current fiscal year (2020) in the amount of  Forty One Thousand Five Hundred Dollars ($41,500.00), which is calculated pro rata based on Executive’s employment for one sixth of the fiscal year and assumes that all targets and goals are achieved to a support a Target bonus (i.e., 60% of his final annual salary).  Pursuant to Section 409A and pursuant to the Employment Agreement, the Bonus Payment shall be paid in equal monthly installments over a twelve (12) month period commencing on the ninetieth (90th) day following the Termination Date—i.e. on November 28, 2019—with the installments otherwise due on or before February 28, 2020 to be paid on February 28, 2020, and all remaining installments to be paid in equal monthly amounts on or prior to October 28, 2020.  Executive understands that Form(s) W-2 will be issued to him for the Bonus Payment received under this Paragraph 3(d) and the Bonus Payment shall be subject to applicable withholding;

(g)                                  Company agrees to pay Executive for his accrued, but unused, paid time off and automobile allowance as of the Termination Date within thirty days of his execution of this Agreement without revoking same;

(h)                                 Company agrees to pay Executive the sum of Three Hundred and Eleven Thousand Two Hundred and Fifty Dollars ($311,250.00) (the “Retention Payment”), which represents a pro rata award (three quarters of Executive’s final salary) of a retention bonus awarded to Executive in December 2018, subject to applicable withholding.  The Retention Payment shall be made in December 2019 on the same date the retention payments are made to other company executives but in no event later than December 31, 2019.

(i)                                     Executive acknowledges and agrees that the payments and benefits set forth in Paragraphs 3(a) through 3(h) above constitute payment in full for the severance benefits for which Executive must execute a release of all claims, and constitute consideration for the Releases set forth in Paragraphs 4 and 5 of this Agreement, which collectively release (inter alia) any entitlement he may otherwise have had to receive: his base salary at the final annualized rate of $415,000.00 for a period of (18) months following the Termination Date; any bonus monies for which Executive may have been eligible pursuant to Company’s Executive Compensation Program, or any other discretionary or other bonus plans, had he remained employed with Company following the Termination Date; all outstanding stock options, restricted shares, TSRs and other similar awards issued to Executive pursuant to the Lannett 2006 and 2011 Long-Term Incentive Plans or any other option, equity or incentive plan, whether vested or unvested (collectively, “Equity Awards”); premiums for continuation of health, dental and/or vision insurance benefits for Executive and family for an eighteen (18) month period; and all unused, but accrued, paid time off.  Executive further acknowledges and agrees that Company shall have no further obligation to pay him any monies in connection with his employment with Company except as set forth in Paragraph 9(a) of the Employment Agreement and Paragraphs 3(a) through (h) above.

4.                                      Release:  Except as to, and in exchange for the payments and other consideration provided for in this Agreement, Executive hereby fully, forever, irrevocably and unconditionally releases, remises, settles and completely and finally discharges any and all claims and rights, known or unknown, which he had, now has, or hereafter may have against Company and any of its benefit plans, or their respective predecessors, successors and assigns (as well as their respective past or present trustees, officers, directors, agents, representatives or employees and their respective successors and assigns, heirs, executors, and personal or legal representatives) (“Released Parties”), based on any act, event, or omission occurring before the execution of this Agreement, including but not limited to, any events related to, arising out of or in connection with Executive’s employment with Company, his separation from employment, and/or his status as a shareholder and/or officer of Company through the Termination Date.  Executive specifically waives, releases and gives up any and all claims arising from or relating to his employment and separation from Company based on any act, event, or omission occurring before the execution of this Agreement, including but not limited to any claim which could be asserted now or in the future under (a) the common law, including but not limited to theories of breach of express or implied contract or duty, tort, defamation, or violation of public policy; (b) any policies, practices, or procedures of Company; (c) any federal, state and/or local statute or regulations, including but not limited to: the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 (e), et seq.; the Equal Pay Act, 29 U.S.C. § 206 (d), et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; and/or the Pennsylvania Human Relations Act, as amended, 43 P.S. § 951 et seq.; (d) any contract of employment, express or implied, including, but not limited to, the Employment Agreement, including, but not limited to, any claim of breach of the Employment Agreement; (e) any provision of the Constitution or laws of the United States, the Commonwealth of Pennsylvania, or any other state, or the City of Philadelphia; (f) any and all claims related to Executive’s status as a shareholder and/or director of Company; (g) any and all claims or actions for attorneys’ fees; and (h) any provision of any other law, common or statutory, of the United States, Pennsylvania, or any other state.  Nothing in this Agreement infringes on Executive’s ability to testify, assist or participate in an investigation, hearing or proceeding conducted by or to file a charge or complaint of discrimination with the U.S. Equal Employment Opportunity Commission or comparable state or local agencies.  Executive agrees that should any class or collective action lawsuit in which he may be a participant be brought against the Company or the Released Parties, he will not act in any representative capacity in any way.  Executive also agrees that if any action is pursued on his behalf or in his name by any governmental agency or otherwise, he foregoes, releases and will not seek any claims to personal injunctive relief or remuneration or monetary payment from the Company or any Released Party in connection with any such matter.  Executive also acknowledges that as of the date of this Agreement he has not been denied any leave or benefit requested and has received appropriate pay by Company for all hours worked.  The release provisions of this Agreement will not be applicable  to (i) the rights and benefits to be paid to or received by Executive under this Agreement, (ii) rights to vested or accrued benefits under benefit plans and programs in which Executive is a participant and is eligible to receive such benefits through the Termination Date, (iii) rights to indemnification as set forth in Section 7(g) of this Agreement, including, without limitation, any rights Executive has or may have to directors and officers insurance coverage and defense, (iv) rights to seek or obtain unemployment compensation for which Executive may be eligible under applicable law.”

5.                                      Release of Age Discrimination Claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.  Executive acknowledges and agrees that he is waiving any claims against the Released Parties under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, and that:

(a)                                 he is receiving consideration which is in addition to anything of value to which he otherwise would have been entitled;

(b)                                 he fully understands the terms of this Agreement, and that he enters into it voluntarily without any coercion on the part of any person or entity;

(c)                                  he was given adequate time to consider this Agreement and all implications thereof and to freely and fully consult with and seek the advice of whomever he deemed appropriate and has done so;

(d)                                 he was advised in writing to consult an attorney before signing this Agreement;

(e)                                  he was advised that he had twenty-one (21) calendar days within which to consider this Agreement before signing it; and

(f)                                   he has seven (7) calendar days after executing this Agreement within which to revoke this Agreement.  If the seventh day is a weekend or national holiday, Executive has until the next business day to revoke.  If Executive elects to revoke this Agreement, Executive agrees to notify Samuel Israel, Esquire, VP Chief Legal Officer, at Lannett Company, Inc., 9000 State  Road, Philadelphia, PA 19136, in writing, sent by Certified Mail or electronic mail, of his revocation.  Any determination of whether Executive’s revocation was timely shall be determined by the date of actual receipt by Samuel Israel, Esquire.

6.                                      Cooperation:  Executive agrees to make himself available and to cooperate in any reasonable manner in providing assistance to Company and its internal and external auditors and counsel after the Termination Date, as follows: (1) in connection with the resolution of any and all investigations, litigations, subpoenas, charges and arbitrations, whether currently pending or initiated or issued following the Termination Date; and (2) in preparing Company’s annual audit and regulatory filings which cover, in whole or in part, any period on or prior to the Termination Date, including but not limited to Form 10-Qs and Form 10-Ks.  It is agreed and understood by

Company and Executive that, although such cooperation and assistance shall not unreasonably interfere with any subsequent employment obtained by Executive, Company shall pay Executive a reasonable hourly rate and reimburse Executive for any reasonable expenses (e.g., lodging, meals, transportation)  incurred by Executive in connection with providing such cooperation and assistance but shall have no obligation to otherwise compensate Executive for said time other than as set forth in this Agreement.  To the extent Company desires to retain Executive as a consultant for  longer term projects, Company shall execute a separate consulting agreement with Executive upon terms mutually agreeable to the parties.

7.                                      Employment Agreement.  The following provisions of the Employment Agreement, which otherwise terminates as of the Termination Date, shall remain in full force and effect (as amended, as applicable, by this Paragraph):

(a)                                 “Confidential Information.  During Executive’s employment with Company and at all times after the termination of such employment, regardless of the reason for such termination, Executive shall hold all Confidential Information relating to Company in strict confidence and in trust for Company and shall not disclose or otherwise communicate, provide or reveal in any manner whatsoever any of the Confidential Information without the prior written consent of Company.  ‘Confidential Information’ includes, without limitation, financial information, related trade secrets (including, without limitation, Company’s business plan, methods and/or practices) and other proprietary business information of Company which may include, without limitation, market studies, customer and client lists, referral lists and other items relative to the business of Company.  ‘Confidential Information’ shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by Company to third parties without restrictions on such third parties.”

(b)                                 “Solicitation of Customers.  During his employment with Company and for a period of eighteen (18) months after the termination of Executive’s employment, regardless of the reason for the termination (the “Non-Competition Period”), Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, directly or indirectly, any customer of Company, or induce any customer of Company to terminate any association with Company with respect to the Restricted Products.  This provision shall not be interpreted to prohibit, prevent or otherwise impair Executive’s ability and right to seek and obtain employment from a competitor of Company, even if said competitor is currently selling products to Company’s customers that are the same as Company products.  While Executive shall be unrestricted in seeking to sell products to Company’s customers that are different than Company’s products, it is the intent of this Section to preclude Executive from having said competitor replace Company as a supplier of a product or otherwise take existing sales from Company for the period in question.”

(c)                                  “Solicitation of Executives and Others.  During his employment with Company and during the Non-Competition Period, Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, for purposes of employment or association, any Executive or agent of Company (‘Solicited Person’), or induce any Solicited Person to terminate such employment or association for purposes of becoming employed or associated elsewhere, or hire or otherwise engage any Solicited Person as an Executive or agent of an entity with whom Executive may be affiliated or permit such, or otherwise interfere with the relationship between Company and its employees and agents.  For purposes of this Agreement, an employee or agent of Company shall mean an individual employed or retained by Company during the Term and/or who terminates such association with Company within a period of three (3) months after the termination of Executive’s employment with Company.”

(d)                                 “Non-Competition.  Without the written consent of the President and Chief Executive Officer,  during his employment with Company and during the Non-Competition Period, Executive shall not directly or indirectly, as an officer, director, shareholder, member, partner, joint venturer, executive, independent contractor, consultant, or in any other capacity:

(1)                                 Engage, own or have any interest in;

(2)                                 Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;

(3)                                 Furnish consultation or advice to; or

(4)                                 Permit his name to be used in connection with;

Any person or entity engaged in a business in the United States or Canada which is engaged in the manufacture, distribution or sale of the Restricted Products or which otherwise competes with business of Company as it exists from time to time and, in the case of termination of this Agreement, as it exists on the termination date.  Notwithstanding the foregoing, holding one percent (1%) or less of an interest in the equity, stock options or debt of any publicly traded company shall not be considered a violation of this [provision].”

(e)                                  “Disclosure and Ownership of Work Product and Information.

(1)                                 Executive agrees to disclose promptly to Company all ideas,

inventions (whether patentable or not), improvements, copyrightable works of original authorship (including but not limited to computer programs, compilations of information, generation of data, graphic works, audio-visual materials, technical reports and the like), trademarks, know-how, trade secrets, processes and other intellectual property, developed or discovered by Executive in the course of his employment by Company relating to the business of Company, or to the prospective business of Company, or which utilizes Company’s information or staff services (collectively, “Work Product”).

(2)                                 Work Product created by Executive within the scope of Executive’s employment, on Company time, or using Company resources (including but not limited to facilities, staff, information, time and funding), belongs to Company and is not owned by Executive individually.  Executive agrees that all works of original authorship created during his employment are ‘works made for hire’ as that term is used in connection with the U.S. Copyright Act.  To the extent that, by operation of law, Executive retains any intellectual property rights in any Work Product, Executive hereby assigns to Company all right, title and interest in all such Work Product, including copyrights, patents, trade secrets, trademarks and know-how.

(3)                                 Executive agrees to cooperate with Company, at Company’s expense, in the protection of Company’s information and the securing of Company’s proprietary rights, including signing any documents necessary to secure such rights, whether during or after [Executive’s] employment with Company, and regardless of the fact of any employment with a new company.”

(f)                                   “Enforcement of Agreement; Injunctive Relief; Attorneys’ Fees and Expenses.  Executive acknowledges that violation of this Agreement will cause immediate and irreparable damage to Company, entitling it to injunctive relief.  Executive specifically consents to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement.  In addition to injunctive relief, Company is entitled to all money damages available under the law.  If Executive violates this Agreement, in addition to all other remedies available to Company at law, in equity, and under contract, Executive agrees that Executive is obligated to pay all Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.”

(g)                                  “Indemnification.  To the fullest extent permitted by applicable law, subject to applicable limitations, including those imposed by the Dodd-Frank Wall Street Reform and Protection Act and the regulations promulgated thereunder, Company shall indemnify, defend, and hold harmless Executive from and against any and all claims, demands, actions, causes of action, liabilities, losses, judgments, fines, costs and expenses (including reasonable attorneys’ fees and settlement expenses) arising from or relating to his service or status as an officer, director, employee, agent or representative of Company or any affiliate of Company or in any other capacity in which Executive serves or has served at the request of, or for the benefit of, Company or its affiliates.  Company’s obligations under this Section shall be in addition to, and not in derogation of, any rights Executive may have against Company to indemnification or advancement of expenses, whether by statute, contract, [by-laws] or otherwise.”

8.                                      Return of Confidential Information:  Following the Termination Date, when so instructed by Company, Executive shall return to Company any and all originals and copies of the Confidential Information in whatever medium provided to Executive, provided however that Executive need not return documents relating to Executive’s wages, benefits or equity securities.  To the extent Executive has inadvertently failed to return any such Confidential Information, he may do so promptly upon the discovery of the inadvertent failure to return such Confidential Information.  Executive further agrees that after the Termination Date he will not purport to contact any third parties on behalf of Company (concerning the Confidential Information or otherwise) without the prior approval of Company’s Chief Executive Officer.  The Executive has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations.  As such, nothing in this Agreement or otherwise prohibits or limits the Executive from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and the Executive may do so without notifying the Company.  Neither the Company nor any of its subsidiaries or affiliates may retaliate against the Executive for any of these activities, and nothing in this Agreement or otherwise requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other governmental entity or self-regulatory organization.  Moreover, nothing in this Agreement or otherwise prohibits the Executive from notifying the Company that the Executive is going to make a report or disclosure to law enforcement.  Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Without limiting the foregoing, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.”

9.                                      Restrictive Covenant.  Notwithstanding the language in Section 13 of the Employment Agreement, incorporated herein by Section 7(d), Executive may obtain employment with a competitor of Company provided that Executive is screened from and has no involvement with the competitor’s development, manufacturing, distribution or sales of any Restricted Products.

10.                               Non-Disparagement:  Executive and Company agree not to defame or disparage each other, or any of its products, services, policies, practices, finances, financial conditions, capabilities or other aspect of any of its businesses, in any medium to any person or entity without limitation in time.  Notwithstanding this provision, Executive and Executive may confer in confidence with legal representatives and make truthful statements in legal proceedings, depositions or as otherwise required by law.

11.                               Complete Bar:  Except as provided herein, Executive agrees that the parties released above in Paragraphs 4 and 5 may plead this Agreement as a complete bar to any action or suit before any court or administrative body with respect to any claim released herein.

12.                               Binding Effect:  This Agreement shall be binding upon and shall inure to the benefit of Company and its successors and assigns, including any successor via merger or consolidation.  This Agreement shall be binding upon and inure to the benefit of Executive, his heirs and personal representatives.  This Agreement is not assignable by Executive.

13.                               Entire Agreement:  This Agreement, including those provisions of the Employment Agreement recited in Paragraph 7 above that shall remain in full force and effect, contains the entire agreement among the parties, and may be modified only in a written document executed in the same manner as this Agreement, and no agreements, representations, or statements of any party not contained herein shall be binding on such party, except as set forth above.

14.                               Enforcement:  Any party shall have the right specifically to enforce this Agreement, except for provisions which subsequently may be held invalid or unenforceable, and/or obtain money damages for its breach, including reasonable attorneys’ fees.

15.                               Full Knowledge:  Executive warrants, represents and agrees that in executing this Agreement, he does so with full knowledge of any and all rights which he may have with respect to the Released Parties.

16.                               No Reliance:  Executive further states that he is not relying and has not relied on any representation or statement made by the Released Parties, or any of them, with respect to Executive’s rights or asserted rights.

17.                               Advice of Counsel:  Executive represents that he has had the opportunity to avail himself of the advice of counsel prior to signing this Agreement and is satisfied with his counsel’s advice and that he is executing the Agreement voluntarily and fully intending to be legally bound because, among other things, the Agreement provides valuable benefits to him which he otherwise would not be entitled to receive absent his execution of the Releases herein.  Each of the parties hereto has participated and cooperated in the drafting and preparation of this Agreement.  Hence, this Agreement shall not be construed against any party.

18.                               Controlling Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

19.                               Counterparts:  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original with respect to any party whose signature appears thereon and all of which shall together constitute one and the same instrument.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES THE CONTENTS OF THIS AGREEMENT AND THAT HE EXECUTES THE SAME VOLUNTARILY AND OF HIS FREE WILL.

IN WITNESS WHEREOF, expressly intending to be legally bound hereby, Executive and Company have executed this Separation Agreement and General Release on the dates indicated below.

/s/ G. Michael Landis		/s/ Martin Galvan
Witness:		Martin Galvan

May 22, 2019		May 22, 2019
Date		Date

LANNETT COMPANY, INC.

	By:	/s/ Timothy C. Crew
Timothy C. Crew
Chief Executive Officer

May 23, 2019
Date